Exhibit a(v) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K
                          WORLD INVESTMENT SERIES, INC.

                              ARTICLES OF AMENDMENT

         WORLD INVESTMENT SERIES, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

         FIRST: The Charter of the Corporation is amended by reclassifying all of the shares of the Corporation's Federated World Utility Fund Class F Shares as Federated World Utility Fund Class A Shares.

         SECOND:          Upon effectiveness of these Articles of Amendment:

     (a) All of the assets and liabilities attributable to the Corporation's Federated World Utility Fund Class F Shares shall be combined with the assets and liabilities attributable to the Corporation's Federated World Utility Fund Class A Shares, and shall thereupon become and be assets and liabilities attributable to the Federated World Utility Fund Class A Shares;

     (b) All of the issued and outstanding shares, including fractional shares, of the Corporation's Federated World utility Fund Class F Shares, par value $.001 per share, will be automatically, and without any further act or deed, reclassified as an equal number of full and fractional issued and outstanding shares of the Corporation's Federated World Utility Fund Class A shares, par value $.001 per share.

     (c) Open accounts on the share records of the Corporation's Federated World Utility Fund Class A Shares shall be established representing the appropriate number of shares of Federated World Utility Fund Class A Shares owned by each former holder of Federated World Utility Fund Class F shares as a result of the reclassification.

         THIRD: This amendment does not increase the authorized capital stock of the Corporation. This amendment reclassifies the 100,000,000 authorized Federated World Utility Fund Class F Shares as 100,000,000 additional Federated World Utility Fund Class A Shares, as a result of which the Corporation will have 200,000,000 Federated World Utility Fund Class A Shares authorized. This amendment does not amend the description of any class of stock as set forth in the Charter.

         FOURTH: Any outstanding stock certificates representing issued and outstanding Federated World Utility Fund Class F Shares immediately prior to these Articles of Amendment becoming effective shall, upon these Articles of Amendment becoming effective, be deemed to represent the same number of Federated World Utility Fund Class A Shares. Stock certificates representing Federated World Utility Fund Class A Shares resulting from the aforesaid reclassification need not be issued until any certificates representing the Federated World Utility Class F Shares so reclassified have been received by the Corporation or its agent duly endorsed for transfer.

     FIFTH: This amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

     SIXTH: These Articles of Amendment shall be effective as of 9:00 a.m., March 1, 1999.

     IN WITNESS WHEREOF, WORLD INVESTMENT SERIES, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President, and witness by its Assistant Secretary, as of February 26, 1999.

         The undersigned, J. Christopher Donahue, Executive Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, all matters and facts set forth relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under penalties of perjury.


WITNESS:                                       WORLD INVESTMENT SERIES, INC.


/s/ Gail Cagney                                /s/ J. Christopher Donahue
Gail Cagney                                    J. Christopher Donahue
Assistant Secretary                            Executive Vice President